UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 13, 2006
CARDIOGENESIS CORPORATION
(Exact name of registrant as specified in its charter)

California	000-28288	77-0223740

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
26632 Towne Centre Drive, Suite 320
Foothill Ranch, CA 92610
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (714) 649-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURE

Item 8.01 Other Events
     SEC Comment Letter and Response. As previously announced, the Company has been unable to file its 10-K for the year ended December 31, 2005 and its 10-Q for the quarter ended March 31, 2006 because it is working to resolve an issue raised in a comment letter from the Division of Corporate Finance of the SEC. By letter dated June 14, 2005 and subsequent correspondence between the Company and the SEC, the SEC has inquired as to the Company’s accounting policies relating to revenue recognition for its loaned laser program and, in particular, whether lease accounting should apply to such program.
     The Company has been diligently working to resolve outstanding issues with the SEC and on June 13, 2006, the Company filed a response to the SEC’s comment letter which the Company believes will bring it closer to a prompt resolution of any outstanding issues. While the Company is unable to predict the timing of the resolution of any outstanding issues arising out of the SEC’s comment letter, the Company expects that it will make any delinquent periodic report filings promptly following resolution of any SEC issues and will then seek reinstatement of trading of the Company’s common stock on the OTC Bulletin Board.
     Continued Payment of Outstanding Debt. The Company announced that on June 2, 2006, the Company made its regularly scheduled monthly payment of principal and interest totaling $119,303 on its secured convertible promissory note in favor of Laurus Master Fund. Following the June 2, 2006 payment, the remaining principal balance on the note equals $1,665,467. The Company intends to continue to make regularly scheduled payments of principal and interest on the Laurus note until paid in full.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIOGENESIS CORPORATION (Registrant)
Date: June 13, 2006	By:	/s/ William Abbott
William Abbott, Chief Financial Officer

By:	/s/ Joseph Kletzel
Joseph Kletzel, interim Chief Operating Officer